     Good morning, and thank you for your participation on today’s call. Joining me today is Michael Pecchia, our CFO and Michael Viveiros, our President.

     Before I comment on our first-quarter performance, I will turn the call over to Michael Pecchia to make the customary disclaimer and review of our financials. Mike.

     Thank you, Mike.

     Our first quarter results demonstrated some encouraging trends going forward. We were able to show real growth in terms of core units on rent, as well as total customer growth during the unseasonable first quarter. Nonetheless, comp stores declined as compared to the first quarter of last year, after five straight quarters of comp store growth. This was due primarily to the soft fourth quarter experienced during 2002, as compared to a relatively strong fourth quarter in 2001. Given the growth achieved during the first quarter, and the growth continuing so far this month, we expect to see positive comp store growth throughout the balance of the year.

Our new marketing campaign with the tagline “ I’d rather rent it at Rainbow” is building momentum. We are pleased with the early results we’re seeing from the new marketing team put in place late last year. The activity level is building in our stores, and our associates have shown confidence in the campaign. Deliveries are up, and we’re gaining customers. So far this month we’re up over a thousand core units compared to a loss of nearly 600 core units last April.

     Our core competencies remain strong. Operational standards remain at industry high levels in % of collectables and delinquency control. Inventory acquisition costs have come down considerably, while our average price per unit has grown to over $81 per unit. Idle inventory levels are favorable and the condition of inventory is good. The cost containment measures, put in place last year, have improved our store efficiencies. We’ve contained our debt level below $7 million even though we opened a record 12 new stores last year.

     Going forward, our focus will be on training and market efficiencies.

We have begun importing seasoned talent into our organization with the recent hiring of Mr. Robert Harris to our management team. Robert comes to us having over 20 years of experience with Remco Enterprise, (one of the premier RTO companies of its time). Robert held every position from store manager to COO of this $120 million corporation. Robert spent a considerable amount of time developing Remco’s manager trainee programs. Robert has made several recommendations to enhance our training efforts, and is currently on assignment in our New England market.

     We are currently in the process of completely revamping our manager GOLD training program. Strong focus is being placed upon building leadership skills and teamwork, as well as systems and controls. More of the training responsibilities are being shifted to field personnel. In doing so, we believe we will be able to reduce training cost while effectively speeding up the development process.

A new training process is also in the works to help advancing store managers acquire the unique skills necessary to become leaders of leaders as they are promoted to regional managers. These mid- management positions are critical to uphold our industry high standards and maintaining core value systems.

     Rainbow is currently in the process of making some revisions to its long-term strategic plan, with a focus on market efficiencies. In the past, our expansion plan was to expand the geographic watermark to the next nearest viable expansion city. Going forward, we will place more focus on marketing synergies and external factors. Existing markets will be evaluated for their expansion opportunities, as well as exit strategies for non-performing markets. Expansion markets will be evaluated on their potential to be “best in the market” and the expected ROI.

     At this time, we will be glad to address any questions you may have.